Exhibit 5.3

MODE MOBILE, INC.

THIRD AMENDMENT TO THE

VOTING AGREEMENT

This Third Amendment to the Voting Agreement (this “Amendment”) is entered into as of August 26, 2026, by and among Mode Mobile, Inc., a Delaware corporation (f/k/a Nativ Mobile Inc.) (the “Company”), and the undersigned stockholders of the Company (the “Holders”). This Amendment amends the Voting Agreement, dated as of February 25, 2021, by and among the Company and certain Holders and other stockholders of the Company parties thereto, as amended by that certain Omnibus Amendment and Waiver of the Company, dated as of May 16, 2024, and further amended by that certain Second Amendment to the Voting Agreement, dated as of December 1, 2025 (as amended, the “Voting Agreement”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Voting Agreement.

RECITALS

WHEREAS, Section 8.8 of the Voting Agreement provides that the Voting Agreement may be amended with the written consent of (i) the Company and (ii) the holders of a majority of the then outstanding Shares (other than those Shares obtained by exercise of stock options), held by the parties to the Voting Agreement, voting together as a single class on an as-converted basis (the “Requisite Holders”); and

WHEREAS, the Company and the undersigned Holders, constituting the Requisite Holders, desire to amend the Voting Agreement as set forth below.

AGREEMENT

In consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Voting Agreement.

1.1 Section B of the Recitals of the Voting Agreement is hereby amended and restated to read as follows:

“B. The Certificate of Incorporation of the Company (as amended, the “Certificate”) provides that, (i) so long as at least 250,000,000 shares of the Company’s Class D Common Stock, $0.0001 par value per share (the “Class D Common Stock”) remain outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class D Common Stock), the holders of record of the shares of Class D Common Stock, exclusively and as a separate class, shall be entitled to elect all directors of the Company, and (ii) at any time there are less than 250,000,000 shares of Class D Common Stock outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class D Common Stock), the holders of record of the shares of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), exclusively and as a separate class, shall be entitled to elect all directors of the Company.”

1.2 Each reference to “a majority” in the Voting Agreement is hereby deleted and replaced with the words “a majority of the voting power”.

1.3 Section 8.7 of the Voting Agreement is hereby amended to update the address for copies of notices as follows: if notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to Neal, Gerber & Eisenberg LLP, 225 West Randolph Street, Suite 2800, Chicago, Illinois 60606, Attention: Michael B. Gray, email: mgray@nge.com.

2. No Other Amendments. Except as expressly set forth herein, all terms and conditions of the Voting Agreement shall remain in full force and effect. This Amendment shall be deemed incorporated into and made a part of the Voting Agreement.

3. Governing Law; Dispute Resolution; Waiver of Jury Trial. Sections 8.4, 8.16 and 8.17 of the Voting Agreement are incorporated herein mutatis mutandis.

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000), facsimile or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Third Amendment to the Voting Agreement as of the date first written above.

COMPANY:

MODE MOBILE, INC.

By:	/s/ Daniel Novaes
Name:	Daniel Novaes
Title:	Chief Executive Officer

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IN WITNESS WHEREOF, the parties have executed this Third Amendment to the Voting Agreement as of the date first written above.

HOLDERS:

[HOLDERS SIGNATURES OMITTED]

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